                                                                     EXHIBIT 11

                      HORACE MANN EDUCATORS CORPORATION
                     COMPUTATION OF NET INCOME PER SHARE
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              YEAR ENDED DECEMBER 31,
                                                       ----------------------------------
                                                       1997           1996           1995
                                                       ----           ----           ----

Basic - assumes no dilution:

Net income for the period                            $83,576        $64,639        $73,926
                                                     -------        -------        -------

Weighted average number of common
   shares outstanding during the period               45,825         46,958         50,077
                                                     -------        -------        -------

Net income per share - basic                         $  1.82        $  1.38        $  1.48
                                                     -------        -------        -------
                                                     -------        -------        -------

Diluted - assumes full dilution:

Net income for the period                            $83,576        $64,639        $73,926
   Interest expense, net of tax,
      on convertible notes                                 -              -          4,016
                                                     -------        -------        -------

Adjusted net income for the period                   $83,576        $64,639        $77,942
                                                     -------        -------        -------

Weighted average number of common
   shares outstanding during the period               45,825         46,958         50,077
Weighted average number of common
   equivalent shares to reflect the dilutive
   effect of common stock equivalent securities:
      Warrants                                           251            236            220
      Stock options                                      416            378            252
      Common stock units related to Deferred
         Equity Compensation Plan for Directors           33              6              -
Weighted average number of common
   equivalent shares to reflect the dilutive
   effect of convertible notes                             -              -          5,714
                                                     -------        -------        -------

Total common and common equivalent
   shares adjusted to calculate diluted
   earnings per share                                 46,525         47,578         56,263
                                                     -------        -------        -------

Net income per share - diluted                       $  1.80        $  1.36        $  1.39
                                                     -------        -------        -------
                                                     -------        -------        -------

Percentage of dilution compared to
   basic net income per share                           1.1%           1.4%          6.1%